Exhibit 2.1

ASSET PURCHASE AGREEMENT

Among

RECORD TOWN, INC.

RECORD TOWN USA LLC,

RECORD TOWN UTAH LLC,

TRANS WORLD FL LLC,

- and -

TRANS WORLD NEW YORK, LLC

- and -

TRANS WORLD ENTERTAINMENT CORPORATION
(Solely with respect to Sections 6.3, 6.13, 6.14 and 10.13)

- and -

2428392 INC.

- and -

2428391 ONTARIO INC. o/a SUNRISE RECORDS
(Solely with respect to Section 10.14)

dated as of

JANUARY 23, 2020

Section 4.17	Taxes	28
Section 4.18	Insurance.	28
Section 4.19	Product Warranties.	29
Section 4.20	Product Liabilities.	29

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of January 23, 2020, is entered into by and among RECORD TOWN, INC., a New York corporation (“Record Town”), RECORD TOWN USA LLC, a Delaware limited liability company (“Record Town USA”), RECORD TOWN UTAH LLC, a Utah limited liability company (“Record Town Utah”), TRANS WORLD FL LLC, a Florida limited liability company (“Trans World FL”) and TRANS WORLD NEW YORK, LLC, a New York limited liability company (“Trans World NY” and together with Record Town, Record Town USA, Record Town Utah, and Trans World FL, collectively the “Vendor”), 2428392 INC., a Delaware corporation (“Purchaser”), solely with respect to Sections 6.3, 6.13, 6.14 and 10.13, TRANS WORLD ENTERTAINMENT CORPORATION, a New York corporation (“Parent”), and solely with respect to Section 10.14, 2428391 ONTARIO INC. o/a SUNRISE RECORDS, an Ontario corporation (“Sunrise”).

RECITALS

WHEREAS, Vendor is engaged in the retail, music, film, video and popular business constituting the For Your Entertainment (FYE) division of Parent’s business (the “Business”);

AND WHEREAS, Parent owns all of the issued and outstanding shares in the capital stock of Record Town and will derive substantial benefit from the transactions contemplated by this Agreement;

AND WHEREAS, Vendor wishes to sell absolutely and assign to Purchaser, and Purchaser wishes to purchase and assume from Vendor, substantially all the assets of the Business and certain of the liabilities of the Business, effective as of the Closing Time, subject to the terms and conditions set forth herein (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1	Definitions

The following terms have the meanings specified or referred to in this Article:

“Acquisition Proposal” has the meaning set forth in Section 6.3(a)(iii).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of assessment, notice of reassessment, proceeding, litigation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at Law or in equity.

“Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Affiliate” when used to indicate a relationship with a specified Person, means any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.  Notwithstanding anything to the contrary herein, the Robert J. Higgins TWMC Trust shall not be deemed an “Affiliate” of Vendor.

“Agreement” has the meaning set forth in the preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 2.7.

“Annual Bonus Plan” has the meaning set forth in Section 6.5(c).

“Apportioned Employee Expenses” has the meaning set forth in Section 2.3(d).

“Apportioned Payments” means, collectively, Purchaser’s portion of the Transfer Taxes, Apportioned Taxes, Apportioned Employee Expenses, Apportioned Prepaid Amounts, and amounts payable in respect of Assigned Contracts for the period from and after the Closing Time to the Closing Date, in each case solely to the extent paid by Vendor at or prior to Closing.

“Apportioned Prepaid Amounts” has the meaning set forth in Section 2.2(m).

“Apportioned Taxes” has the meaning set forth in Section 2.8(c).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).

“Board” has the meaning set forth in Section 6.3(b).

“Books and Records” has the meaning set forth in Section 2.1(h).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in New York, New York, are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Purchase Price” has the meaning set forth in Section 2.5.

“Closing Net Inventory Statement” has the meaning set forth in Section 2.6(b)(i)(A).

“Closing Time” means 12:00am on February 1, 2020 or such other time as the parties may agree to in writing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of December 27, 2018 by and between Trans World Entertainment Corporation and 2428391 Ontario Inc., carrying on business as “Sunrise Records”.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Data Room” has the meaning set forth in Section 4.24.

“Defined Benefit Plan” shall mean a plan described in Section 3(35) of ERISA and subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Vendor concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Draft Allocation” has the meaning set forth in Section 2.7.

“Employees” means those Persons employed by Parent or Vendor who worked primarily for the Business immediately before the Closing Time.

“Encumbrance” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, lien, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Purchased Assets.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any hazardous substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Purchaser, Vendor and the Escrow Agent, to be executed and delivered at the Closing in a form to be mutually agreed in good faith among Purchaser, Vendor and the Escrow Agent.

“Escrow Amount” means the sum of $1,000,000 to be deposited with the Escrow Agent and held in escrow in accordance with the Escrow Agreement.

“Etailz Business” means the business conducted by Etailz Inc. as of the Closing Time, and natural extensions and evolutions thereof.  The Etailz Business shall not be deemed to be a competing business of the Business.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Allocation” has the meaning set forth in Section 2.7.

“Final Purchase Price” means the Closing Date Purchase Price, plus or minus, as applicable, any adjustments to the Closing Date Purchase Price as finally determined pursuant to Sections 2.6(b) and 2.6(c).

“Financial Statements” means collectively the unaudited consolidated financial statements of the Business as reported in the Form 10-K filed by Parent with the SEC on May 14, 2019.

“Form 8594” has the meaning set forth in Section 2.7.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Gift Card Aggregate Amount” means the lesser of (i) the aggregate balance available under all outstanding gift cards, gift certificates, or similar credits that may be redeemed for products sold by the Business as of the Closing and (ii) $2,000,000.

“Gift Card Obligations” has the meaning set forth in Section 2.3(a)(i).

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; and (e) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.13(a).

“Guarantor” has the meaning set forth in Section 10.13(a).

“In-Transit Checks” means checks issued prior to the Closing Date in respect of Inventory, but not yet cashed by the recipient as of the Closing Date.

“In-Transit Check Payment Amount” means fifty percent (50%) of the aggregate amount of all In-Transit Checks.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Taxes).

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Auditor” has the meaning set forth in Section 2.6(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (a) trademarks, service marks, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by Vendor in the Business; (e) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (f) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights (including inventor’s certificates and patent utility models).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(c).

“IP Assets” has the meaning set forth in Section 2.1(d).

“IP Licenses” means all licenses, sub-licenses and other agreements by or through which other Persons, including Vendor’s Affiliates, grant Vendor exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“IP Registrations” means all IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, copyrights and industrial designs, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Business as reported in the Form 10-Q filed by Parent with the SEC on December 23, 2019.

“Interim Period” means the period of time from and including the date of this Agreement to the Closing Date.

“Interim Tax Period” means the period from the Closing Time to and including the Closing Date.

“Inventory” has the meaning set forth in Section 2.1(b).

“Inventory Audit” has the meaning set forth in Section 6.6.

“Inventory Audit Supplement” has the meaning set forth in Section 6.6.

“Law” means any statute, law, regulation, rule, ordinance, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Long Term Real Property Lease” means the Real Property Leases set forth on Section 4.9(a) of the Disclosure Schedules.

“Losses” means actual out-of-pocket losses, damages, liabilities, and reasonable costs or expenses, including reasonable legal fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general global economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Vendor or the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Suppliers” has the meaning set forth in Section 4.22(a)(i).

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Vendor under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Inventory” means the aggregate value of the Inventory as of the Closing Time, less Inventory-related payables and Inventory-related liabilities as of the Closing Time, as calculated and determined in a manner consistent with Annex A and in accordance with the Inventory Audit and Inventory Audit Supplement.

“Non-Income Tax” means any Tax other than an Income Tax.

“Offered Employees” has the meaning set forth in Section 6.5(a).

“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Business as operated in the 2019 fiscal year, taking into account changes, conditions or effects that generally affect the industry in which the Business operates.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.14(a).

“Payment Date” has the meaning set forth in Section 6.5(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) liens that do not materially affect the use of the underlying Purchased Asset for the purpose it is being utilized for by Vendor on the Closing Date; and (f) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any personally identifiable information about an Employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is a shareholder of Vendor, or about any other identifiable individual, but does not include the name, title or business address or telephone number.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date or, in the case of any taxable period which includes, but does not begin, after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Preliminary Proxy Statement” has the meaning set forth in Section 6.14(b).

“Prepaid Amounts” has the meaning set forth in Section 2.2(m).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” has the meaning set forth in Section 6.14(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 7.2(d).

“Purchaser Closing Date Tax” shall mean any Tax imposed in respect of the Business or any Purchased Assets as a result of any action outside the ordinary course of the Business that is taken by the Purchaser on the Closing Date.

“Purchaser Guarantor” has the meaning set forth in Section 10.14.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

“Real Property Leases” has the meaning set forth in Section 4.9(a).

“Record Town” has the meaning set forth in the preamble.

“Reimbursement Obligation” has the meaning set forth in section 9.2.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Vote” means the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Parent’s common stock.

“Resolution Period” has the meaning set forth in Section 2.6(c)(ii).

“Restricted Period” has the meaning set forth in Section 6.13(a).

“Retention Agreement” has the meaning set forth in Section 6.5(c).

“Review Period” has the meaning set forth in Section 2.6(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Short Term Real Property Lease” means the Real Property Leases set forth on Section 4.9(c) of the Disclosure Schedules.

“Statement of Objections” has the meaning set forth in Section 2.6(c)(ii).

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board determines in good faith is more favorable from a financial point of view to the shareholders of Vendor and Parent than the transactions contemplated by this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Net Inventory” has the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes (including any and all Canadian federal, provincial and municipal taxes), assessments and other governmental, duties or similar impositions or charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” has the meaning set forth in Section 9.2(d).

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the TSAs, each Real Property Lease Assignment and Assumption Agreement and such other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, stamp duty, value-added or similar Taxes that may be imposed in respect of the transfer of Purchased Assets from Vendor to Purchaser.

“Transferred Employee” shall mean each Employee who in connection with the Transactions is offered employment by Purchaser (or an Affiliate of Purchaser) and becomes an employee of the Purchaser (or an Affiliate of Purchaser) on or following the Closing Date.

“TSAs” means, collectively, the (i) Transition Services Agreement to be agreed in good faith by Purchaser and Vendor relating to the provision by Vendor or its Affiliates of transition services to Purchaser as reasonably requested and necessary or would customarily be provided for the conduct of the Business immediately following the Closing and for a reasonable time period thereafter and (ii) Transition Services Agreement to be agreed in good faith by Purchaser and Vendor relating to the provision by Purchaser or its Affiliates of transition services to Vendor as reasonably requested and necessary for Vendor to meet its obligations under this Agreement and to give effect to the Transactions contemplated hereby immediately following the Closing and for a reasonable time period thereafter.

“Vendor” has the meaning set forth in the preamble.

“Vendor Benefit Plans” has the meaning set forth in Section 4.15.

“Vendor Closing Certificate” has the meaning set forth in Section 7.1(d).

“Vendor 401(k) Plan” has the meaning set forth in Section 6.5(c).

“Vendor’s Knowledge” or any other similar knowledge qualification means the actual knowledge of those Persons listed in Section 1.1(b) of the Disclosure Schedules.

“Vendor Property” has the meaning set forth in Section 4.9.

“Vendor Required Vote” means the affirmative vote or consent of at least the holders of two-thirds of the outstanding shares of Vendor’s common stock.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses, with “NY WARN Act” referring specifically to the New York State Worker Adjustment and Retraining Notification Act.

ARTICLE 2
PURCHASE AND SALE

Section 2.1	Purchase and Sale of Assets.

Subject to the terms and conditions set forth herein, at the Closing, Vendor shall sell, absolutely assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Vendor, free and clear of any Encumbrances (other than Permitted Encumbrances), all of Vendor’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business as of and following the Closing Time (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)	all accounts or notes receivable of the Business;

(b)
all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business wherever located and whether held by Vendor or third parties (collectively, the “Inventory”);

(c)
all Contracts, the Real Property Leases set forth in Section 4.9(a) of the Disclosure Schedules and the IP Licenses set forth in Schedule 4.10(a) to this Agreement (collectively, the “Assigned Contracts”);

(d)
all Intellectual Property owned by Vendor and used primarily in connection with the Business, including without limitation the IP Registrations set forth in Schedule 4.10(a) to this Agreement (collectively, the “IP Assets”);

(e)	all furniture, fixtures, equipment, supplies and other tangible personal property of the Business (collectively, the “Tangible Personal Property”);

(f)	all Permits but only to the extent such Permits may be transferred under applicable Law;

(g)	all of Vendor’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h)
originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.2(g) (collectively, the “Books and Records”);

(i)	any refunds in respect of Non-Income Taxes attributable to the Business with respect to the Interim Tax Period;

(j)	all cash, cash equivalents, proceeds and other monies derived from the operation of the Business from the Closing Time to the Closing Date; and

(k)	all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.2	Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)	all assets primarily relating to any business of Parent other than the Business (including the Etailz Business);

(b)	all cash and cash equivalents, bank accounts and securities of Vendor prior to the Closing Time;

(c)	all intercompany receivables and payables between Parent, on the one hand, and Vendor or subsidiaries of Vendor on the other hand;

(d)	all third-party receivables created prior to the Closing Time (including, but not limited to, those set forth in Schedule 2.2(d) to this Agreement);

(e)	all Contracts that are not Assigned Contracts (including, but not limited to, those set forth in Schedule 2.2(e) to this Agreement);

(f)	all Intellectual Property other than the IP Assets;

(g)
the corporate seals, organizational documents, minute books, securities registers, Tax Returns, books of account or other records having to do with the corporate organization of Vendor, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records that Vendor is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;

(h)	all insurance policies of Vendor and all rights to applicable claims and proceeds thereunder;

(i)	all Vendor Benefit Plans and trusts or other assets attributable thereto;

(j)	all Tax assets and Tax attributes (including duty and Tax refunds and prepayments) of Vendor, other than any Non-Income Tax refunds described in Section 2.1(i);

(k)	all rights to any action, proceeding or claim of any nature available to or being pursued by Vendor, whether arising by way of counterclaim or otherwise;

(l)	the assets, properties and rights specifically set forth in Schedule 2.2(l) to this Agreement;

(m)
all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees specifically as set forth in Schedule 2.2(m) to this Agreement (the “Prepaid Amounts”); provided, that all Prepaid Amounts for a period which includes (but does not end on) the Closing Time shall be apportioned between Purchaser and Vendor based on the number of days included in such period through the Closing Time and the number of days included in such period after and including the Closing Time (the “Apportioned Prepaid Amounts”); and

(n)	the rights that accrue or will accrue to Vendor under the Transaction Documents.

Section 2.3	Assumed Liabilities.

Subject to the terms and conditions set forth herein and conditional on Closing, Purchaser shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Vendor arising out of or relating to the Business or the Purchased Assets on or after the Closing Time, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)
all liabilities of Vendor with respect to (i) gift cards or gift certificates outstanding as of and following the Closing Time (the “Gift Card Obligations”) in an aggregate amount not to exceed the Gift Card Aggregate Amount and (ii) customer loyalty discount cards relating to the Business as of and following the Closing Time;

(b)
all liabilities and obligations arising under or relating to the Assigned Contracts and IP Assets, as of and following the Closing Time, including without limitation liabilities as a holdover tenant under the Short Term Real Property Leases and those set forth in Schedule 2.3(b) to this Agreement with respect to the period prior to the Closing Time;

(c)	all Inventory-related payables and Inventory-related liabilities existing as of the Closing Time or incurred following the Closing Time;

(d)
(i) from the Closing Time to the Closing Date, the aggregate amount of Vendor’s obligations with respect to compensation payable and benefits provided by Vendor to each Employee who becomes a Transferred Employee (the “Apportioned Employee Expenses”) and (ii) all liabilities and obligations with respect to any Transferred Employee arising as a result of the employment, or termination of employment, of the Transferred Employee by Purchaser or an Affiliate of Purchaser after the Closing;

(e)
all liabilities and obligations for (i) Transfer Taxes or Apportioned Taxes for which Purchaser is responsible pursuant to Section 2.8(a) or Section 2.8(c), respectively and (ii) Non-Income Taxes attributable to the Business with respect to the Interim Tax Period; and

(f)	all other liabilities and obligations arising out of or relating to the ownership or operation of the Business and the Purchased Assets on or after the Closing Time.

Section 2.4	Excluded Liabilities.

Other than the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Vendor (collectively, the “Excluded Liabilities”):

(a)
any liabilities or obligations arising out of or relating to Vendor’s ownership or operation of the Business and the Purchased Assets before the Closing Time, including without limitation, any liabilities or obligations with respect to freight, utilities, common area maintenance and expenses, outstanding rent payments, insurance and related operating expenses of the Business and the Purchased Assets;

(b)	any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)
with the exception of (1) any Transfer Taxes or Apportioned Taxes for which Purchaser is responsible pursuant to Section 2.8(a) or Section 2.8(c), respectively, and (2) any Non-Income Taxes attributable to the Business with respect to the Interim Tax Period, (i) all Taxes of the Vendor with respect to any Pre-Closing Period, (ii) all Taxes of any Person other than the Vendor for which the Vendor is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Vendor and such Person being members of the same consolidated, combined, unitary or similar Tax group prior to Closing, or (iii) any Taxes, with respect to any Pre-Closing Period, of any Person other than the Vendor for which the Vendor is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring prior to Closing or (B) as a result of a Contract entered into by the Vendor prior to Closing, but excluding, in each case, any Purchaser Closing Date Taxes;

(d)
any liabilities or obligations, other than Apportioned Employee Expenses, relating to or arising out of (i) the Vendor Benefit Plans or all other compensation or benefit plans, programs or agreements that are sponsored, maintained or contributed to by Vendor or any Affiliate of Vendor, or with respect to which Vendor or any Affiliate of Vendor has any liability, (ii) the employment, or termination of employment, of (A) any Transferred Employee before the Closing Time (B) any Employee of Vendor or an Affiliate of Vendor who does not become a Transferred Employee or (C) any other former employee, current or former independent contractor or consultant of Vendor or an Affiliate of Vendor who does not become a Transferred Employee, (iii) workplace safety insurance or workers’ compensation claims of any Transferred Employee that relate to events occurring before the Closing Date, or (iv) the WARN Act and the NY WARN Act in respect of any Employee of Vendor who does not become a Transferred Employee;

(e)
any liabilities or obligations of Vendor arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; and

(f)	any liabilities and obligations of Vendor set forth in Section 2.4(f) of the Disclosure Schedules.

Section 2.5	Purchase Price.

The aggregate purchase price for the Purchased Assets shall be $10,000,000 (the “Base Purchase Price”), subject to adjustment under Section 2.6(a) (as adjusted, the “Closing Date Purchase Price”), plus the assumption of the Assumed Liabilities. The following payments shall be made:

(a)
the Base Purchase Price less the Escrow Amount, shall be paid by Purchaser by wire transfer of immediately available funds to an account designated in writing by Vendor to Purchaser on the Closing Date;

(b)
(i) the Apportioned Payments, plus (ii) the In-Transit Check Payment Amount, plus (iii) any other amounts paid by Vendor at or following the Closing Time in respect of the Purchased Assets or Assumed Liabilities, which such amounts are submitted to Purchaser in writing no later than two Business Days prior to the Closing Date, plus (iv) the amount, if any, by which the Closing Date Purchase Price exceeds the Base Purchase Price, minus (v) the amount, if any, by which the Closing Date Purchase Price is less than the Base Purchase Price, shall be paid by Purchaser on the earliest to occur of (A) within seven Business Days of the Closing Date if the Purchaser has secured lender financing of at least $10,000,000, (B) within seven Business Days of the Purchaser having secured lender financing of at least $10,000,000, if such financing is secured after the Closing Date or (C) March 15, 2020, if the Purchaser has not secured lender financing of at least $10,000,000, by wire transfer of immediately available funds to an account designated in writing by Vendor to Purchaser; provided, that if the calculation pursuant to this Section 2.5(b) results in a negative number, such amount shall be paid within seven Business Days of the Closing Date by wire transfer of immediately available funds to Purchaser, first from the Escrow Amount in an amount not to exceed $500,000 to an account designated in writing by Purchaser, and then by Vendor directly to an account designated in writing by Purchaser; and

(c)
the Escrow Amount shall be deposited by Purchaser by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Closing Date Purchase Price in favor of Purchaser under Section 2.6(b), (ii) amounts payable under Section 6.5(c) and (iii) any and all claims made by Purchaser or any other Purchaser Indemnified Party against Vendor under Article 8.

Section 2.6	Purchase Price Adjustment

(a)
Closing Date Purchase Price Adjustment. The Base Purchase Price is based on Vendor delivering to Purchaser at the Closing Time $40,000,000 of Net Inventory (“Target Net Inventory”). The Base Purchase Price shall be adjusted at Closing as follows: (A) for every $1.00 by which Net Inventory at the Closing Time exceeds Target Net Inventory, up to $42,000,000, the Base Purchase Price will be increased by $0.50, (B) for every $1.00 by which Net Inventory at the Closing Time exceeds $42,000,000, the Base Purchase Price will be increased by $0.25, (C) for every $1.00 by which Net Inventory at the Closing Time is less than Target Net Inventory, down to $37,000,000, the Base Purchase Price will be decreased by $0.50, (iv) for every $1.00 by which Net Inventory at the Closing Time is less than $37,000,000, the Base Purchase Price will be decreased by $0.75.

(b)	Post-Closing Adjustment.

(i)
No later than 30 days after the Closing Date, Purchaser shall prepare and deliver to Vendor a statement setting forth its good faith calculation of the value of the Net Inventory as of the Closing Time together with any revision to the Closing Date Purchase Price adjusted pursuant to the methodology set out in Section 2.6(a) (the “Closing Net Inventory Statement”), prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and methodologies that were used in the determining Net Inventory at the Closing.

(ii)
If the Closing Date Purchase Price as determined pursuant to Section 2.6(b)(i) and Section 2.6(c) is (x) greater than the Closing Date Purchase Price paid in accordance with Section 2.5(b), then Purchaser shall pay Vendor the amount of such difference or (y) less than the Closing Date Purchase Price paid in accordance with Section 2.5(b), then Vendor shall pay Purchaser the amount of such difference, which such amounts, if any, shall be paid in accordance with Section 2.6(c)(vi) (the amount payable pursuant to clause (x) or (y), the “Post-Closing Adjustment”).

(c)	Examination and Review.

(i)
Examination. After receipt of the Closing Net Inventory Statement, Vendor shall have 20 days (the “Review Period”) to review the Closing Net Inventory Statement. During the Review Period, Vendor and Vendor’s accountants shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser or Purchaser’s accountants to the extent that they relate to the Closing Net Inventory Statement and to such historical financial information (to the extent in Purchaser’s or its Representatives’ possession) relating to the Closing Net Inventory Statement as Vendor may reasonably request for the purpose of reviewing the Closing Net Inventory Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

(ii)
Objection. On or before the last day of the Review Period, Vendor may object to the Closing Net Inventory Statement by delivering to Purchaser a written statement setting forth Vendor’s objections in reasonable detail, indicating each disputed item or amount and the basis for Vendor’s disagreement therewith (the “Statement of Objections”). If Vendor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Inventory Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Inventory Statement shall be deemed to have been irrevocably accepted by Vendor. If Vendor delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Vendor shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Inventory Statement with such changes as may have been previously agreed in writing by Purchaser and Vendor, shall be final and binding.

(iii)
Resolution of Disputes. If Vendor and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of RSM US LLP or, if RSM US LLP is unwilling or unable to serve, to the office of an independent accountant of national standing as mutually agreed between Vendor and Purchaser, who, acting as an expert and not an arbitrator (the “Independent Auditor”), shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Inventory Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Auditor shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Inventory Statement and the Statement of Objections, respectively.

(A)
The Purchaser and Vendor shall each prepare a written submission within thirty (30) Business Days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to the other party.

(B)
Following delivery of their respective submissions, each of Purchaser and Vendor shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than twenty (20) Business Days after receipt of the other’s submissions by Vendor or Purchaser (as the case may be), with copies of such comments submitted at the same time to the other party.

(C)
The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of Vendor or Purchaser.  Any response to such a request which Vendor or Purchaser (as the case may be) may wish to make shall be delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of such request by Vendor or Purchaser (as the case may be), with copies of such response submitted at the same time to the other party.

(D)
Unless otherwise directed by the Independent Auditor, following delivery of such a response, Vendor and Purchaser (as the case may be) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of the response by Vendor or Purchaser (as the case may be), with copies of such comment submitted at the same time to the other party.

(E)
Thereafter, neither Vendor nor Purchaser (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Section 2.6(c)(iii).

(F)
The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Net Inventory Statement, the calculation of the Post-Closing Adjustment and/or the Schedule of Adjustments.

(iv)
Fees of the Independent Auditor. The fees and expenses of the Independent Auditor shall be paid by Vendor and Purchaser based upon the percentage that the amount actually contested but not awarded to Vendor or Purchaser, respectively, bears to the aggregate amount actually contested by Vendor and Purchaser.  As an illustration of the allocation of fees and expenses of the Independent Auditor, if the amount set out in Vendor’s Statement of Objections is $1,000,000, but the parties resolve a portion of the disputed items and refer to the Independent Auditor for resolution disputes in the aggregate amount of $500,000 and the Independent Auditor determines that $400,000 of such contested objections are valid and that the Net Inventory at the Closing Time should be increased by that amount (in favor of Vendor) and if the amount of the Independent Auditor’s fees and expenses were $100,000, then Purchaser would pay $80,000 {$400,000 (in favor of Vendor) / $500,000 (aggregate contested amount submitted to the Independent Auditor) x $100,000 (Independent Auditor’s fees and expenses)} and Vendor would pay the remaining $20,000.  Notwithstanding the foregoing, each party shall at all times be responsible for its own costs of presenting its case to the Independent Auditor.

(v)
Determination by Independent Auditor. The Independent Auditor shall make a determination as soon as practicable and in any event within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Net Inventory Statement and the Post-Closing Adjustment shall, in the absence of manifest error, be final, conclusive and binding upon the parties hereto.  The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination, except as it pertains to manifest error.

(vi)
Payment of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Net Inventory Statement or (y) if there are Disputed Amounts, then within five Business Days of the Independent Auditor resolution described in (v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Vendor, as the case may be. Any payment of the Post-Closing Adjustment owed by Vendor to Purchaser shall be paid first by the Escrow Agent from the Escrow Amount, up to $500,000, in accordance with the terms of the Escrow Agreement; and, if the Post-Closing Adjustment exceeds $500,000 (less any amounts deducted from the Escrow Amount pursuant to Section 2.5(b)) in favor of Purchaser, any remaining amount over $500,000 shall be paid directly by Vendor to Purchaser.  Upon the later of (x) a final determination of the Final Purchase Price, and, if applicable, payment by the Escrow Agent to Purchaser from the Escrow Amount in connection with the Post-Closing Adjustment and (y) payment by the Escrow Agent to Purchaser (or a designee of Purchaser approved by Vendor) from the Escrow Amount in connection with the amounts payable under Section 6.5(c), any remaining amount of the Escrow Amount shall be released to Vendor pursuant to the terms of the Escrow Agreement.

(d)
Treatment of Adjustments for Tax Purposes. Any payments made under this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties and their Affiliates for U.S. federal and all applicable state or local income Tax purposes, unless otherwise required by Law.

Section 2.7	Allocation of Purchase Price.

Purchaser shall prepare and deliver a draft purchase price allocation to Vendor within one hundred and twenty (120) days after the Closing Date (the “Draft Allocation” and such allocation, as agreed to by the parties or resolved by the Independent Auditor as described below, the “Final Allocation”).  The Draft Allocation and the Final Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law relating to any Tax).  Vendor shall have 30 days following delivery of the Draft Allocation to notify Purchaser in writing of any objection to the Draft Allocation (any such notice, an “Allocation Notice of Objection”).  If Vendor submits an Allocation Notice of Objection, Purchaser and Vendor shall seek in good faith to agree on a Final Allocation within 30 days of the receipt by Purchaser of the Allocation Notice of Objection.  If no such agreement can be reached within 30 days of such notice, any unresolved items in respect of such allocation will be submitted to the Independent Auditor and resolved in the manner described in Section 2.6(b)(iii) within 45 days after submission, which resolution shall be final, binding and conclusive on the parties.  Purchaser and Vendor agree to file Internal Revenue Service Form 8594 (“Form 8594”), and all other U.S. federal and all applicable state or local Tax Returns, in accordance with the Final Allocation.  Purchaser and Vendor agree to provide the other promptly with any other information required to complete Form 8594.  Any post-Closing adjustments to the Purchase Price shall be taken into account in a manner consistent with the Final Allocation.  Neither Vendor nor Purchaser nor any of their respective Affiliates will take any position (whether in any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder, on any Tax Return or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law or in the good faith resolution of a Tax audit.

Section 2.8	Certain Tax Matters.

(a)
Notwithstanding any Law to the contrary, any Transfer Taxes shall be paid 50% by Vendor and 50% by Purchaser when due, and Purchaser shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Law, Vendor will join in the execution of any such tax returns and other documentation.

(b)	[Reserved].

(c)
For all purposes of this Agreement, (i) all real, personal and intangible ad valorem property Taxes levied with respect to any Purchased Asset for a taxable period which includes (but does not end on) the Closing Time (“Apportioned Taxes”) shall be apportioned between Purchaser and Vendor based on the number of days included in such period prior to the Closing Time and the number of days included in such period from and after the Closing Time and (ii) Non-Income Taxes attributable to the Business with respect to the Interim Tax Period shall be determined by daily proration (in the case of real, personal or intangible ad valorem property Taxes) or based on an interim closing of the books (in the case of any Non-Income Taxes other than real, personal or intangible ad valorem property Taxes).

(d)
The parties shall waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws related to Taxes of any jurisdiction that may otherwise be applicable with respect to the sale of any of the Purchased Assets to the Purchaser.

(e)
Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts required to be deducted or withheld under the Code or any provision of state or local Law relating to any Tax; provided that if Purchaser intends to withhold any such amounts, Purchaser shall provide written notice to Vendor at least three Business Days prior to the Closing Date of the Taxes for which withholding will be required.  To the extent such amounts are so deducted or withheld and duly paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to Vendor.

Section 2.9	Non-Assignable Assets.

(a)
Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained before the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided that, subject to the satisfaction or waiver of the conditions contained in Article 7, Vendor shall hold such Purchased Asset in trust for the Purchaser and the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing and until June 30, 2020, Vendor and Purchaser shall use commercially reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Time; provided that neither Vendor nor Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Vendor shall absolutely assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes imposed in respect of such sale, assignment, transfer, conveyance or licence shall be paid in accordance with Section 2.8(a).

(b)
To the extent that any Purchased Asset or Assumed Liability, or both, cannot be transferred to Purchaser under this Section 2.9, Purchaser and Vendor shall use commercially reasonable best efforts to enter into such arrangements (such as subleasing, sub-licensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto; provided, that Vendor’s obligations shall cease on June 30, 2020. Purchaser shall, as agent or subcontractor for Vendor pay, perform and discharge fully the liabilities and obligations of Vendor thereunder from and after the Closing Time (including without limitation liabilities as a holdover tenant under the Short Term Real Property Leases). To the extent permitted under applicable Law, Vendor shall, at Purchaser’s expense, until June 30, 2020, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Vendor to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.9. Vendor shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.9 shall not apply to any consent or approval required under any antitrust or trade regulation Law, which consent or approval shall be governed by Section 6.8.

(c)
Notwithstanding the foregoing, Purchaser acknowledges and agrees that effective February 1, 2020, Vendor will remain a tenant, and in some cases a holdover tenant, under the Short Term Real Property Leases.  As a result, Vendor may be unable to, and shall have no obligation to, obtain any such required consent, authorization, approval or waiver, or release, substitution, amendment or novation with respect to such Short Term Real Property Leases.  Purchaser acknowledges and agrees it may be required to assume such Short Term Real Property Leases and the associated assumed liabilities as a holdover tenant.

Section 2.10	Right Pockets.

(a)
After the Closing Date, if any asset or liability that should be a Purchased Asset or Assumed Liability nevertheless is identified as being owned by Vendor, Vendor and Purchaser shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Purchaser of all right, title, interest and obligation in and to such asset or liability.

(b)
After the Closing Date, if any asset or liability that should be an Excluded Asset or Excluded Liability nevertheless is identified as being owned by the Purchaser, Purchaser and Vendor shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Vendor of all right, title, interest and obligation in and to such asset or liability.

ARTICLE 3
CLOSING

Section 3.1	Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison Foerster LLP, John Hancock Tower, 200 Clarendon Street, Floor 20, Boston, Massachusetts, no later than the first (1st) Business Day after the day on which all of the conditions to closing set forth in Article 7 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”); provided, that the parties hereto agree that the rights, obligations and liabilities (economic and otherwise) resulting from the sale, assignment, transfer and conveyance of the Purchased Assets and Assumed Liabilities shall be deemed to have occurred at the Closing Time, notwithstanding that the Closing and the Closing Date may be a date and time other than the Closing Time.

Section 3.2	Vendor’s Closing Deliverables.

At the Closing, Vendor shall deliver to Purchaser the following:

(a)	the Escrow Agreement duly executed by Vendor;

(b)
(i) a bill of sale and general conveyance assignment and assumption agreement and (ii) an assumption agreement of Real Property Leases, substantially in the forms attached hereto as Exhibit 3.2(b)(i) (the “Bill of Sale and Assignment and Assumption Agreement”) and Exhibit 3.2(b)(ii) (the “Real Property Lease Assignment and Assumption Agreement”) solely in respect of the Real Property Leases set forth on Section 3.2(b) of the Disclosure Schedules[1], duly executed by Vendor;

(c)
an intellectual property assignment agreement substantially in the form attached hereto as Exhibit 3.2(c) (the “Intellectual Property Assignment Agreement”) to the extent necessary to properly record the assignment to Purchaser of all of Vendor’s right, title and interest in and to the IP Assets;

(d)
evidence satisfactory to Purchaser of the Required Vote and Vendor Required Vote in respect of the sale of the Purchased Assets to the Purchaser pursuant to the terms of this Agreement, in accordance with Section 6.14;

(e)	the officer’s certificate of Vendor required by Section 7.1(e) and Section 7.1(f);

(f)
Payoff and release letters from creditors of Parent or Vendor, as applicable, together with UCC termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all encumbrances (other than any Permitted Encumbrances) on any of the Purchased Assets;

1 NTD:  To be the leases that do not require consent.

(g)	a completed and signed IRS Form W-9 from Record Town; and

(h)	such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

Section 3.3	Purchaser’s Closing Deliverables.

At the Closing, Purchaser shall deliver to Vendor the following:

(a)	the Escrow Agreement duly executed by Purchaser;

(b)	the Closing Date Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds;

(c)	the Bill of Sale and Assignment and Assumption Agreement duly executed by Purchaser;

(d)	the Real Property Lease Assignment and Assumption Agreement solely in respect of the Real Property Leases set forth on Section 3.2(b) of the Disclosure Schedules duly executed by Purchaser;

(e)	the Purchaser Closing Certificate;

(f)	a certificate that any Inventory being sold to Purchaser will be exempt from applicable sales tax as a sale for resale; and

(g)	the certificates of the Secretary of Purchaser required by Section 7.2(e) and Section 7.2(f).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VENDOR

Except as set forth in the Disclosure Schedules, Vendor represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.1	Corporate Status of Vendor.

(a)
Record Town is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Record Town is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)
Trans World NY is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Trans World NY is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)
Record Town USA LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Record Town USA LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)
Record Town Utah LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Record Town Utah LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)
Trans World FL LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Trans World FL LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.2	Authority of Vendor.

Vendor has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (to the extent it is a party thereto), and, in each case, subject to the receipt of the Required Vote and Vendor Required Vote, to perform its obligations hereunder and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Vendor of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Vendor are necessary to authorize this Agreement or to consummate the Transaction, other than receipt of the Required Vote and Vendor Required Vote.  This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Vendor.  This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 4.3	No Conflicts; Consents.

Subject to obtaining the Required Vote and Vendor Required Vote, no consents other than those set forth in Section 4.3 of the Disclosure Schedule are required with respect to Vendor’s execution and delivery of this Agreement, the other Transaction Documents (to the extent it is a party thereto), and the consummation of the Transaction.  Assuming the Required Vote, Vendor Required Vote and the consents listed in Section 4.3 of the Disclosure Schedules are obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents (to the extent it is a party thereto) by Vendor do not and will not, with or without notice or lapse of time,

(i)	conflict with or violate Vendor’s Certificate of Incorporation or bylaws or equivalent organizational documents,

(ii)
(A) conflict with or violate any Law applicable to Vendor or by which any property or asset of Vendor is bound or affected or (B) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of Vendor, except, in the case of (A) and (B), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or

(iii)	require Vendor to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority (other than the filing of the Parent Proxy Statement as set forth in Section 6.14).

Section 4.4	Financial Statements.

(a)	Vendor has delivered to Purchaser the Financial Statements and Interim Financial Statements.

(b)	All of the Financial Statements and Interim Financial Statements:

(i)	are based on the Books and Records of Parent;

(ii)
present fairly and accurately, in all material respects, the financial condition of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby; and

(iii)
have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, that the Interim Financial Statements are subject to year-end adjustments consistent with past practice and does not contain all of the footnotes required by GAAP.

(c)
Vendor (taken as a whole) is not now insolvent, nor will it be rendered insolvent by the Transactions.  Immediately after giving effect to the consummation of the Transaction, Vendor (taken as a whole) will have assets (calculated at fair market value and on a going-concern basis) that exceed its known and probable liabilities.

Section 4.5	Absence of Certain Changes, Events and Conditions.

Except as expressly contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Schedules, from November 2, 2019 until the date of this Agreement, Vendor has operated the Business in the Ordinary Course in all material respects and there has not been, with respect to the Business, any:

(a)	event, occurrence or development that has had a Material Adverse Effect;

(b)
incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the Ordinary Course;

(c)
sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Financial Statements, except for the sale of Inventory in the Ordinary Course and except for any Purchased Assets having an aggregate value of less than $100,000;

(d)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the Ordinary Course of business;

(e)	capital expenditures in an aggregate amount exceeding $200,000 that would constitute an Assumed Liability;

(f)	imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets;

(g)	increase in the compensation of any Employees, other than as provided for in any written agreements or in the Ordinary Course;

(h)
adoption, termination, amendment or modification of any Vendor Benefit Plan, the effect of which in the aggregate would increase the obligations of Vendor by more than 10% of its existing annual obligations to such plans;

(i)
adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or filing of an assignment or notice of intention to file a proposal in bankruptcy under any provisions of the United States Bankruptcy Code or the making of any bankruptcy order against it under such act or any similar Law;

(j)	purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $100,000, except for purchases of Inventory or supplies in the Ordinary Course; or

(k)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.6	Material Contracts.

(a)
Section 4.6(a) of the Disclosure Schedules lists Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Vendor is bound in connection with the Business or the Purchased Assets (together with all Real Property Leases listed in Section 4.9(a) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)
all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)	all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course, for consideration in excess of $100,000;

(iii)
all Contracts that relate to the acquisition of any business, a material portion of shares or amount of assets of any other Person or any real property (whether by amalgamation, arrangement, sale of shares, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv)	except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $100,000; and

(v)	all Contracts between or among Vendor and any Affiliate of Vendor related to the ongoing operation of the Business after Closing that will not be terminated on or prior to the Closing;

(vi)	all collective agreements or Contracts with any labour organization, union or association.

(b)
Except with respect to the Short Term Real Property Leases and as set forth in Section 4.6(b) of the Disclosure Schedules, to Vendor’s Knowledge, Vendor is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.7	Title to Purchased Assets.

(a)
Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, (i) Vendor has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), (ii) Vendor has full right and power to sell, convey, absolutely assign, transfer and deliver to Purchaser good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances) and (iii) the Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.

(b)
Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, the sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Purchaser possession of, and the right to use, all the assets required for conducting the Business in the Ordinary Course.  Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, upon Closing, Purchaser will be entitled to the continued possession and use of all Purchased Assets, subject to Permitted Encumbrances and Section 2.9 hereof. Except for the Purchased Assets, there are no other assets, properties or rights, including intellectual property rights, that are required by Vendor, or that will be required by Purchaser after the Closing, to conduct the Business in a manner substantially consistent in all material respects with the manner in which Vendor currently conducts the Business.

(c)	The foregoing representations under (a) and (b) shall not include Intellectual Property, which shall be subject solely to Section 4.10.

Section 4.8	Condition and Sufficiency of Assets.

Except as set forth in Section 4.8 of the Disclosure Schedules and as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs except for ordinary wear and tear, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing Time in substantially the same manner as conducted immediately before the Closing Time and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted in the Ordinary Course.

Section 4.9	Real Property.

(a)
Section 4.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all real property leased by Vendor as lessee and all leases, subleases, licenses and other Contracts and all amendments and modifications thereto and guarantees thereof (each such Contract, a “Real Property Lease” and the real properties specified in such Contracts being referred to herein individually as a “Vendor Property” and collectively as the “Vendor Properties”), pursuant to which Vendor holds an interest in real property to be assigned to Purchaser pursuant to Section 2.1, subject to Section 2.9.  Vendor does not own any real property.  Vendor Properties constitute all interests in real property currently used or currently held for use in connection with the Business by Vendor and which are necessary for the continued operation of the Business by Vendor as the Business is currently conducted in the Ordinary Course.  All of Vendor Properties, buildings, fixtures and improvements thereon leased by Vendor are in good operating condition and repair (subject to ordinary wear and tear).  Vendor has provided to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto.

(b)
Vendor possesses all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Vendor Property, and Vendor has fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c)
There does not exist any actual or, to the Vendor’s Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Vendor Property or any part thereof, and Vendor has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d)
Vendor has not received any notice from any insurance company that has issued a policy with respect to any Vendor Property requiring performance of any structural or other repairs or alterations to such Vendor Property.

Section 4.10	Intellectual Property.

(a)
Section 4.10(a) of the Disclosure Schedules lists all IP Registrations included in the IP Assets that are material to the operation of the Business. All required filings and fees related to such IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all IP Registrations are, to the Vendor’s Knowledge, otherwise in good standing.

(b)
Vendor is the sole and exclusive legal and beneficial, and with respect to the IP Registrations, registered, owner of all right, title and interest in and to the IP Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Vendor has provided Purchaser with true and complete copies of each binding, written agreement with current and former employees of Vendor, and with current and former independent contractors, pursuant to which such employees and independent contractors (i) waive any moral rights and assign to Vendor any ownership interest and right they may have in the IP Assets; and (ii) acknowledge Vendor’s exclusive ownership of all IP Assets.

(c)
The consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use or hold for use any IP Assets as owned, used or held for use in the conduct of the Business as currently conducted.

(d)
Except as set forth in Section 4.10(d) of the Disclosure Schedules, Vendor’s rights in the IP Assets are, to the Vendor’s Knowledge, valid, subsisting and enforceable. Except as set forth in Section 4.10(d) of the Disclosure Schedules, Vendor has taken all commercially reasonable steps to maintain the IP Assets and to protect and preserve the confidentiality of all trade secrets included in the IP Assets.

(e)
Except as set forth in Section 4.10(e) of the Disclosure Schedules, to the Vendor’s Knowledge, the conduct of the Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any Person in any material respect. Except as set forth in Section 4.10(e) of the Disclosure Schedules, to the Vendor’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, any IP Assets in any material respect.

(f)
Except as set forth in Section 4.10(f) of the Disclosure Schedules, there are no active or otherwise unresolved Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a licence):  (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Vendor in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any IP Assets or Vendor’s rights with respect to any IP Assets; or (iii) by Vendor alleging any infringement, misappropriation, dilution or violation by any Person of any IP Assets. Vendor is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any IP Assets in any material respect.

Section 4.11	Inventory.

All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course, except for damaged, defective or slow-moving items that have been written off or written down to current fair market value or for which adequate reserves have been established. All Inventory is owned by Vendor free and clear of all Encumbrances (other than Permitted Encumbrances). The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of Vendor. All of the items in Vendor’s Inventory meet Vendor’s current standards and specifications in all material respects.

Section 4.12	Legal Proceedings.

Except as set forth in Section 4.12 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Vendor’s Knowledge, threatened against or by Vendor relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Vendor would result in a Material Adverse Effect.  The foregoing representation shall not include Intellectual Property matters, which shall be subject solely to Section 4.10(f).

Section 4.13	Compliance with Laws; Permits.

(a)
Vendor is in compliance with all Laws applicable to the conduct of the Business as currently conducted in the Ordinary Course or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)
All Permits required for Vendor to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Vendor and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)
None of the representations and warranties in Section 4.13 shall be deemed to relate to environmental matters (which are governed by Section 4.14), employee benefits matters (which are governed by Section 4.15), employment matters (which are governed by Section 4.16) or tax matters (which are governed by Section 4.17).

Section 4.14	Environmental Matters

The operations of Vendor with respect to the Business and the Purchased Assets is in material compliance with all Environmental Laws. Vendor has not received from any Person, with respect to the Business or the Purchased Assets, any:  (i) notice or claim that Vendor is in non-compliance with any Environmental Laws or (ii) written request for information under Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Time.

Section 4.15	Benefit Plans

Vendor has maintained and funded all of its employee benefit plans (collectively, the “Vendor Benefit Plans”) in all material respects in accordance with their terms and all applicable Laws.  Neither Vendor nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan.  Nothing contained in any of the Vendor Benefit Plans or in any other compensation or benefit plans, programs or agreements that are sponsored, maintained or contributed to by Vendor or any Affiliate of Vendor, or with respect to which Vendor or any Affiliate of Vendor has any liability will obligate Purchaser or any Affiliate of Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any compensation or benefit plans, programs or agreements from and after the Closing.

Section 4.16	Employment Matters

(a)
With respect to each Employee and each individual independent contractor and consultant that is engaged to provide services with respect to the Business, Section 4.16 of the Disclosure Schedules sets forth an accurate and complete list of (i) the names, titles, annual salaries, most recent annual bonus and other compensation of such employee and the wage rates for any such employees who are non-salaried employees (by classification) and (ii) the names of all such independent contractors or consultants and their current compensation.  Vendor has not entered into an employment agreement with any Person set forth on Section 4.16 of the Disclosure Schedule other than an agreement for employment “at will.”

(b)
Vendor is not and has never been a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Vendor’s employment of any Employees.

(c)
No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Vendor’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, in each case with respect to Vendor’s employment of any Employees.  There is no organizing activity involving Vendor, nor, to the Vendor’s Knowledge, is any threatened by any labor organization or group of Employees.

(d)
There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances, unfair labor practice charges or other labor disputes pending or, to the Vendor’s Knowledge, threatened against or involving Vendor by or with respect to any Employees.

(e)
There are no material complaints, charges, grievances or claims against Vendor pending or, to Vendor’s Knowledge, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Vendor of any Employee.

(h)
Vendor is and has been in compliance in all material respects with its obligations under the WARN Act and the NY WARN Act to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees,” “representatives” and any state dislocated worker unit and local government officials.  No reduction in the notification period under the WARN Act or the NY WARN Act is being relied upon by Vendor. Vendor has no plans to undertake any action that would trigger the WARN Act or the NY WARN Act.  Section 4.16 of the Disclosure Schedule sets forth an accurate, correct and complete list of all employees of the Business terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding the date of this Agreement, other than seasonal and/or part-time employees.

Section 4.17	Taxes

(a)
(i) Vendor has timely filed all Tax Returns relating to the Business required to have been filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) Vendor has paid all Taxes (including withholding Taxes) required to have been paid by it, whether or not shown to be payable on such Tax Returns. Vendor has withheld and paid all Taxes relating to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)	There are no liens for Taxes on the Purchased Assets, other than Permitted Encumbrances.

(c)
To the Vendor’s Knowledge, no audit of any Tax Return relating to the Business is currently pending or threatened.  Since December 31, 2016, no claim has been made by any Governmental Authority in a jurisdiction where Vendor does not file Tax Returns relating to the Business that it is or may be subject to taxation by that jurisdiction.

(d)
Record Town has treated itself as owner of each of the Purchased Assets for U.S. federal and applicable state or local Tax purposes.  None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(e)	Record Town is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

For the avoidance of doubt, no representation or warranty contained in this Section 4.17 is intended to give rise or shall give rise to any claim for indemnity for any Tax with respect to any Post-Closing Period, any Purchaser Closing Date Tax or any Non-Income Taxes attributable to the Business in respect of the Interim Tax Period.

Section 4.18	Insurance.

Section 4.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety, vehicle, collision, fiduciary liability and other casualty and property insurance maintained by Vendor or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Vendor since January 1, 2016. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Vendor nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; and (y) have not been subject to any lapse in coverage. None of Vendor or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. True and complete copies of the Insurance Policies have been made available to Purchaser.

Section 4.19	Product Warranties.

To Vendor’s Knowledge, all of the Purchased Assets manufactured, sold or delivered by Vendor within the past 24 months are in conformity in all material respects with all applicable contractual commitments and applicable Laws and all express and implied warranties, and to Vendor’s Knowledge, Vendor is not liable for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of Vendor’s latest Financial Statements. Vendor has not been notified in writing within the past 24 months of any claims for any extraordinary product returns, warranty obligations or product services relating to any of the Purchased Assets.  To Vendor’s Knowledge, there have been no product recalls, withdrawals or seizures with respect to any of the Purchased Assets manufactured, sold or delivered by Vendor within the past 24 months.

Section 4.20	Product Liabilities.

To Vendor’s Knowledge, Vendor does not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchase Assets manufactured, sold or delivered by Vendor within the past 24 months.

Section 4.21	Privacy/Data Protection.

(a)
Vendor has made all disclosures to, and obtained all necessary consents from users, customers and workers (i.e., employees, independent contractors and temporary employees) of Vendor required by current applicable law relating to privacy and data security and has filed registrations as required with the applicable data protection authority.  Vendor also has ensured that it has complied with any cross-border limitation relating to the transfer of Personal Information.  Vendor has currently posted a privacy policy governing its use of data and disclaimers of liability on Vendor web sites, and has complied at all times in all material respects with such privacy policy, any public statements made by Vendor regarding its current privacy practices and all other rules, policies and procedures established from time to time by Vendor with respect to Personal Information.  The current posted privacy policy covers all of the activities in which Vendor is engaged including the placement of cookies, the tracking of user activity on a website and the creation of profiles of users, required to be posted under applicable law.  Moreover, Vendor complies with all requests from users, customers and workers to opt-out of the collection, use or disclosure of Personal Information as required by applicable law.

(b)
There is no action or claim pending, asserted or, to the Vendor’s Knowledge, threatened or anticipated against Vendor alleging a violation of privacy, data protection, data security or confidentiality obligations under any applicable Laws, rules, policies or procedures, which if determined adversely to Vendor would result in a Material Adverse Effect, and, to the Vendor’s Knowledge, no valid basis exists for any such action or claim.  The negotiation, execution and consummation of the transactions contemplated by the Transaction, and any disclosure and/or transfer of information, including Personal Information, in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any applicable Laws relating to privacy, data protection, data security or the collection, use or maintenance of Personal Information relating to users, customers or workers, in all cases, in any material respect.  With respect to all Personal Information gathered or accessed in the course of Vendor’s operations, Vendor has at all times taken all reasonable measures consistent with industry best practices to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse, either suspected or actual, of such data.

Section 4.22	Suppliers.

(a)
Section 4.22(a) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Vendor has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during these periods. Vendor has not received any notice, and to Vendor’s Knowledge there is no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.23	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendor.

Section 4.24	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), neither Vendor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Vendor, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser or made available to Purchaser in the data room managed by Vendor on Dropbox (“Data Room”), management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor that the statements contained in this Article 5 are true and correct as of the date hereof.

Section 5.1	Corporate Status of Purchaser.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of Purchaser, as applicable or (b) the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.2	Authority of Purchaser.

Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction.  This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Purchaser.   This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 5.3	No Conflicts; Consents.

No consents are required with respect to Purchaser’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not and will not, with or without notice or lapse of time,

(i)	conflict with or violate Purchaser’s Certificate of Incorporation or bylaws or equivalent organizational documents,

(ii)	conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected,

(iii)
violate or conflict with any other material restriction of any kind or character to which Purchaser is subject, except where the existence of violation or conflict would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, or

(iv)	require Purchaser to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

Section 5.4	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 5.5	Sufficiency of Funds.

Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Purchase Price, together with any adjustments thereto, and the other amounts set forth in Section 2.5(b), and consummate the Transactions.

Section 5.6	Legal Proceedings.

There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 5.7	Independent Investigation.

Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Vendor for such purpose.  Purchaser acknowledges and agrees that:  (a) in making its decision to enter into this Agreement and to consummate the Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Vendor set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Vendor nor any other Person has made any representation or warranty as to Vendor, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 6
COVENANTS

Section 6.1	Conduct of Business Before Closing.

During the Interim Period, except with respect to the Short Term Real Property Leases and as otherwise provided in this Agreement or consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Vendor shall (x) conduct the Business in the Ordinary Course consistent with past practice; and (y) use its commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and locations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, during the Interim Period, except with respect to the Short Term Real Property Leases and as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Vendor shall:

(a)	preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)	pay the debts, Taxes and other obligations of the Business when due;

(c)
maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to ordinary wear and tear and other than the disposition or use of Inventory or Tangible Personal Property in the Ordinary Course;

(d)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)	defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f)	perform all of its obligations under all Assigned Contracts;

(g)	maintain the Books and Records in accordance with past practice;

(h)	comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(i)	except in connection with actions permitted by Section 6.3 hereof, not take or permit any action that would cause any of the changes, events or conditions described in Section 4.5 to occur; and

(j)	use its reasonable best efforts to obtain all landlord consents in connection with the assignment and assumption of the Long Term Real Property Leases.

Section 6.2	Access to Information.

During the Interim Period, Vendor shall (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the Vendor Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Vendor to cooperate with Purchaser in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Vendor, under the supervision of Vendor’s personnel and in such a manner as to not interfere with the conduct of the Business or any other business of Vendor or an Affiliate of Vendor.  Notwithstanding anything to the contrary in this Agreement, Vendor shall not be required to disclose any information to Purchaser if such disclosure would, in Vendor’s sole discretion:  (x) cause significant competitive harm to Vendor and its businesses, including the Business, if the Transactions are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

Section 6.3	No Solicitation of Other Bids.

(a)
Parent and Vendor shall not, and shall not authorize or permit any of their respective Affiliates or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent and Vendor shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets, other than the disposition or use of Inventory or Tangible Personal Property in the Ordinary Course.

(b)
Notwithstanding Section 6.3(a), prior to receipt of the Required Vote, Parent and Vendor’s respective board of directors (collectively, the “Board”), directly or indirectly through any Representative, may, subject to Section 6.3(c):  (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to Vendor, the Business or the Purchased Assets pursuant to an executed confidentiality agreement (which shall not be prohibited by this Agreement); provided, such non-public information provided under this clause (ii) has previously been provided to Purchaser or is provided to Purchaser substantially concurrently with the time it is provided to such Person; (iii) following receipt of and on account of a Superior Proposal, make, withdraw, amend, modify, or materially qualify the Board’s recommendation to its shareholders with respect to the Transaction or approve, endorse or recommend, or declare advisable or publicly propose to approve, endorse, recommend or declare advisable a Superior Proposal (an “Adverse Recommendation Change”); (iv) enter into definitive agreements with respect to a Superior Proposal subject to the requirements of Section 6.3(c) and/or (v) take any action that any court of competent jurisdiction orders Parent or Vendor to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Board determines in good faith that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable Law.  Nothing contained herein shall prevent the Board from disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Parent determines, in good-faith, that failure to disclose such position would constitute a violation of applicable Law.

(c)
Prior to effecting an Adverse Recommendation Change or entering into a definitive agreement in respect of a Superior Proposal, Parent and Vendor shall have first provided at least two Business Days’ prior written notice to Purchaser that Parent or Vendor is prepared to make an Adverse Recommendation Change or enter into a definitive agreement with respect to a Superior Proposal, which notice shall include, if applicable, a copy of the written definitive agreements (including all exhibits and schedules), and during such two Business Day period, Parent and Vendor shall negotiate with Purchaser in good faith (if requested by Purchaser) to enable Purchaser to propose in writing such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.  Following the end of two Business Day period (it being understood and agreed that any material change to the financial or other terms and conditions such Superior Proposal shall require an additional notice to Purchaser and a new two Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of this Agreement that have been agreed to in writing by Purchaser, the Board determines, in good faith, that such Superior Proposal continues to constitute a Superior Proposal, Parent and Vendor shall be permitted to terminate this Agreement pursuant to Section 9.1(c)(iii).

(d)
Parent and Vendor agree that the rights and remedies for non-compliance with this Section 6.3 shall include having such provision specifically enforced by any court of competent equitable jurisdiction.

Section 6.4	Notice of Certain Events.

(a)	During the Interim Period, Vendor shall promptly notify Purchaser in writing of:

(i)
any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Vendor hereunder not being true and correct (except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect), or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)
any Actions commenced or, to Vendor’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement.

(b)
Purchaser’s receipt of information under this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Vendor in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.5	Employees and Employee Benefits.

(a)
Effective on the Closing Date, Purchaser or one of its Affiliates shall offer employment on an at-will basis to retail store Employees and all such other Employees identified by the Purchaser at least ten Business Days prior to the Closing (the “Offered Employees”), in each case, on such terms and conditions as Purchaser may determine.  Any Employees that are not Offered Employees or who fail to accept an offer of employment by Purchaser or one of its Affiliates by the Purchaser or one of its Affiliates shall remain an employee of Parent, Vendor or one of their respective Affiliates and all obligations and liabilities with respect to such employees shall remain the obligations and liabilities of Parent, Vendor or one of their respective Affiliates, as applicable; provided that Purchaser shall (i) be responsible for all Apportioned Employee Expenses and (ii) in good faith offer employment to all full-time Employees at each of Vendor’s headquarters and distribution center located in Albany, New York save and except for up to 79 full-time Employees at such location.

(b)
Vendor shall be responsible for all notice, payments in lieu of notice and other obligations, and shall retain all liabilities and obligations of Vendor, arising before or on the Closing under the WARN Act, the NY WARN Act, or similar state Law, resulting from employment losses arising out of or related to this Agreement or Transaction, in respect of any Employees who do not become Transferred Employees, including those Offered Employees who fail to accept an offer of employment from Purchaser or one of Purchaser’s Affiliates, other than Apportioned Employee Expenses.  Purchaser shall be responsible for all notice, payments in lieu of notice and other obligations, and shall assume all liabilities and obligations of Vendor, arising after the Closing under the WARN Act, the NY WARN Act,, or similar state Law, but only in respect of any Transferred Employees.

(c)
No later than May 6, 2020 (the “Payment Date”), Purchaser will pay to each Transferred Employee participating in any Vendor Benefit Plans that are cash bonus plans (each, an “Annual Bonus Plan”) or who is a party to a retention bonus or similar agreement with Vendor or its Affiliates (a “Retention Agreement”):

(i)
if the Transferred Employee is employed by Purchaser or its Affiliates on the Payment Date, a bonus equal to such Transferred Employee’s bonus entitlement under all such Annual Bonus Plans for Vendor’s 2019 fiscal year, based on actual performance for the 2019 fiscal year, with such level of achievement determined by the Vendor, and

(ii)
if the Transferred Employee is employed by Purchaser or its Affiliates on (and has not given notice of termination on or prior to) May 1, 2020, or such employment is terminated without “Cause” or due to death or “Permanent Disability” (as provided in the Transferred Employee’s Retention Agreement, as the case may be), an amount equal to the retention bonus payable pursuant to such Transferred Employee’s Retention Agreement, if any, in each case from the Escrow Amount then available.  If the aggregate amount payable pursuant to this Section 6.5(c) exceeds the then available Escrow Amount, any shortfall shall be paid directly by Vendor to Purchaser.

(d)
Vendor hereby waives, for the benefit of Purchaser, its Affiliates and their respective successors and assigns, with effect from and after the Closing, any and all restrictions in any Contract with any of the Transferred Employees relating to (a) non-competition with Vendor or non-solicitation subsequent to termination of employment, or (b) the maintenance of confidentiality of any information for the benefit of Vendor, to the extent such non-competition or non-solicitation restriction or confidential information relates to the Purchased Assets, the Assumed Liabilities, the Transferred Employees, the Business or Purchaser’s unrestricted enjoyment of the benefits of the Purchased Assets.

(e)
The provisions of this Section 6.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.5, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever.  Nothing in this Section 6.5, express or implied, shall: (i) interfere with the right of Purchaser or its Affiliates to terminate the employment or other service relationship of any Transferred Employee at any time, or (ii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any compensation or benefit plan, program or agreement at any time.

Section 6.6	Inventory Audit.

Vendor shall retain an independent third party, acceptable to Purchaser acting reasonably, to conduct an audit of the quantity of Inventory with an effective date of no earlier than ten (10) Business Days prior to the Closing Time (the “Inventory Audit”). Vendor shall deliver to Purchaser all information, results and reports together with any and all other documents relating to the Inventory Audit, including without limitation the final Inventory audit report (together with all schedules and documents delivered in connection therewith) and a supplement to the Inventory Audit prepared by Vendor reflecting the quantity of Inventory received by Vendor between the date of the Inventory Audit and the Closing Time, including inventory located at Alliance Entertainment Corporation and inventory located at the Rock and Roll Hall of Fame (the “Inventory Audit Supplement”).

Section 6.7	Change of Name.

As promptly as practicable after Closing, (and in no event more than three (3) Business Days) after the Closing, Vendor shall change its name and the names of its subsidiaries to a name that does not include the words “Record Town” or any variation thereof.

Section 6.8	Governmental Approvals and Consents

(a)
Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)
All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Vendor with Governmental Authorities in the Ordinary Course, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.9	Books and Records

(a)	To facilitate the resolution of any claims made against or incurred by Vendor before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Purchaser shall:

(i)	retain the Books and Records (including personnel files) relating to periods before the Closing; and

(ii)	upon reasonable notice, afford Vendor’s Representatives reasonable access (including the right to make, at Vendor’s expense, photocopies), during normal business hours, to such Books and Records.

(b)
To facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Vendor shall:

(i)	retain the Books and Records of Vendor relating to the Business and its operations for periods before the Closing; and

(ii)
upon reasonable notice, afford the Purchaser’s Representatives reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to such books and records.

(c)	Neither Purchaser nor Vendor shall be obligated to provide the other party with access to any books or records (including personnel files) under this Section 6.9.

Section 6.10	Confidentiality.

The parties acknowledge and agree that the Confidentially Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.10 shall nonetheless continue in full force and effect.

Section 6.11	Closing Conditions.

During the Interim Period, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7.

Section 6.12	Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made in connection with and related to compliance with Section 6.3.

Section 6.13	Non-Competition; Non-Solicitation.

(a)
For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Parent and Vendor shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the United States or (ii) have an interest in any Person that engages directly or indirectly in the Business in the United States in any capacity, including as a partner, shareholder, employee, principal, agent, trustee or consultant; provided that the Etailz Business shall not be deemed to be in competition with the Business. Notwithstanding the foregoing, Parent and/or Vendor may own, directly or indirectly, solely as an investment, securities of any Person traded on any recognized stock exchange if Parent or Vendor, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)
During the Restricted Period, Parent and Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Purchaser under Section 6.5 or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 6.13(b) shall prevent Parent or Vendor or any of its Affiliates from soliciting or hiring, or both, (i) any employee whose employment has been terminated by Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)
During the Restricted Period, neither Parent nor Vendor (nor their respective Representatives) shall, and shall not permit any of its Affiliates to, directly or indirectly, make any written or oral comments to the suppliers or customers of the Business or potential suppliers or customers of the Business that is intended to impugn, disparage, or otherwise damage the reputation of Purchaser or the Business.

(d)
Parent and Vendor acknowledges that a breach or threatened breach of this Section 6.13 may give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by Parent and/or Vendor of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post bond or other security).

(e)
Each of Parent and Vendor acknowledges that the restrictions contained in this Section 6.13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.14	Required Vote.

(a)
Subject to Section 6.3 hereof, Parent shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the Parent’s common stockholders (the “Parent Stockholders Meeting”) no later than 15 days following the filing with the SEC of the definitive letter to the stockholders, notice of meeting, proxy statement and forms of proxy in connection with the transactions contemplated by this Agreement (collectively, the “Proxy Statement”) and, in connection therewith, Parent shall mail the Proxy Statement to the holders of Parent’s common stock in advance of such meeting. Subject to Section 6.3 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent’s common stock proxies in favor of the adoption of this Agreement; and (ii) take all other actions necessary or advisable to secure the Required Vote.  Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of Purchaser (other than: (A) in order to obtain a quorum of its stockholders; (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement or (C) subject to Section 6.3(c), upon an Adverse Recommendation Change).

(b)
In connection with the Parent Stockholders Meeting, as soon as reasonably practicable and, in any event, within three Business Days following the date of this Agreement Parent shall prepare and file a preliminary letter to the stockholders, notice of meeting, proxy statement and forms of proxy in connection with the transactions contemplated by this Agreement (collectively, the “Preliminary Proxy Statement”) with the SEC. Purchaser will, to the extent necessary, cooperate with Parent in the preparation and review of the Preliminary Proxy Statement and Proxy Statement, and Purchaser agrees to correct any information provided by it for use in the Preliminary Proxy Statement or Proxy Statement which shall have become false or misleading and Parent shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.

Section 6.15	Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1	Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Transaction contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or before the Closing, of each of the following conditions:

(a)
The representations and warranties of Vendor set out in Article 4 shall be true and correct in all respects as of the Closing Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)
Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c)	Vendor shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2.

(d)
Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Vendor, that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied (the “Vendor Closing Certificate”).

(e)
Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Vendor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Vendor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)
Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Vendor certifying the names and signatures of the officers of Vendor authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)	Vendor shall have completed and delivered to the Purchaser the results of the Inventory Audit and Inventory Audit Supplement.

Section 7.2	Conditions to Obligations of Vendor.

The obligations of Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Vendor’s waiver, at or before the Closing, of each of the following conditions:

(a)
The representations and warranties of Purchaser set out in Article 5 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Purchaser Material Adverse Effect.

(b)
Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c)
Purchaser shall have delivered to (i) Vendor, the amount due under Section 2.5(a), (ii) Vendor, the duly executed counterparts to the Transaction Documents (other than this Agreement), (iii) the Escrow Agent, the Escrow Amount and (iv) to Vendor, such other documents and deliveries set forth in Section 3.2.

(d)
Vendor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Purchaser Closing Certificate”).

(e)
Vendor shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)
Vendor shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.3	Conditions to Obligations of Each Party.

The obligations of each of Purchaser and Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	this Agreement will have been duly adopted by the Required Vote;

(b)	there shall not be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(c)
any Governmental Authority shall not have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

ARTICLE 8
INDEMNIFICATION

Section 8.1	Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the representations and warranties in:  (a) Section 4.1, Section 4.2, Section 4.7, Section 4.8, Section 5.1 and Section 5.2 (collectively, the “Fundamental Representations”) shall survive for the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); and (b) Section 4.17 shall survive for the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing until the earlier of (x) the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or (y) the period specified therein, as applicable.  All claims for fraud hereunder shall survive until the date that is six (6) years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 8.2	Indemnification by Vendor.

Without duplication, subject to the other terms and conditions of this Article 8, from and after the Closing Date, Vendor shall indemnify Purchaser against, and shall hold Purchaser harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, with respect to or by reason of:

(a)
any inaccuracy in or breach of any representation or warranty made by Vendor in this Agreement as of the date of this Agreement (without giving effect to:  (A) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement; or (B), solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(b)
any inaccuracy in or breach of any representation or warranty made by Vendor:  (A) in this Agreement as if such representation or warranty was made at and as of the Closing Time; or (B) in the Vendor Closing Certificate (in each case, without giving effect to:  (1) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement; or (2), solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(c)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Vendor under this Agreement and in the other Transaction Documents;

(d)
subject to Section 2.8(a) and Section 2.8(c) and except for Non-Income Taxes attributable to the Business with respect to the Interim Tax Period, (i) all Taxes of the Vendor with respect to any Pre-Closing Period, (ii) all Taxes of any Person other than the Vendor for which the Vendor is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Vendor and such Person being members of the same consolidated, combined, unitary or similar Tax group prior to Closing, or (iii) any Taxes, with respect to any Pre-Closing Period, of any Person other than the Vendor for which the Vendor is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring prior to Closing or (B) as a result of a Contract entered into by the Vendor prior to Closing, but excluding, in each case, any Purchaser Closing Date Taxes;

(e)	except as set forth in Section 2.3(d), all obligations and liabilities with respect to any Transferred Employee prior to the Closing; or

(f)	regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Excluded Liability.

Section 8.3	Indemnification by Purchaser.

Without duplication, subject to the other terms and conditions of this Article 8, from and after the Closing Date, Purchaser shall indemnify Vendor against, and shall hold Vendor harmless from and against, any, and all, Losses incurred or sustained by, or imposed upon, Vendor based upon, arising out of, with respect to or by reason of:

(a)
any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement as of the date of this Agreement (without giving effect to, solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Purchaser Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(b)
any inaccuracy in or breach of any representation or warranty made by Purchaser:  (A) in this Agreement as if such representation or warranty was made at and as of the Closing; or (B) in the Purchaser Closing Certificate (in each case, without giving effect to, solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Purchaser Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(c)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement and in the other Transaction Documents;

(d)
subject to Section 2.8(a) and Section 2.8(c), (i) all Taxes of the Purchaser with respect to any Post-Closing Period, (ii) all Taxes of any Person other than the Purchaser for which the Purchaser is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Purchaser and such Person being members of the same consolidated, combined, unitary or similar Tax group after Closing, (iii) any Taxes, with respect to any Post-Closing Period, of any Person other then the Purchaser for which the Purchaser is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring after the Closing or (B) as a result of a Contract entered into by the Purchaser after Closing, or (iv) any Purchaser Closing Date Taxes and (v) any Non-Income Taxes attributable to the Business with respect to the Interim Tax Period; or

(e)	any Assumed Liability.

Section 8.4	Certain Limitations.

The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”. The indemnification provided for in this Article 8 shall be subject to the following limitations:

(a)
The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) and Section 8.2(b) or Section 8.3(a) and Section 8.3(b), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) and Section 8.2(b) or Section 8.3(a) and Section 8.3(b), as the case may be, exceeds $100,000. Once Losses in respect of such indemnification matters exceed $100,000, the applicable Indemnified Party shall be entitled to recover the amount of Losses back to the first dollar. Notwithstanding anything to the contrary contained in Section this Section 8.4(a), the limitations set forth in Section 8.4(a) shall not apply in the event of any intentionally misrepresentation or fraud.

(b)
The aggregate amount of all Losses for which an Indemnifying Party shall be liable under Sections 8.2(a) through 8.2(c) or Sections 8.3(a) through 8.3(c), as the case may be, shall not exceed ten percent (10%) of the Final Purchase Price; and, the aggregate amount of all Losses for which an Indemnifying Party shall be liable under Sections 8.2(d) through 8.2(f) or Sections 8.3(d) through 8.3(e), as the case may be, shall not exceed the Final Purchase Price

(c)
Payments by an Indemnifying Party under Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom, net of any premium increases and/or expenses, any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its reasonable best efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d)
Other than with respect to a breach of Section 6.10 herein, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether or not the possibility of such damages has been disclosed to any Person in advance or could have been reasonably foreseen by such Person.

(e)
Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f)
Vendor shall not be liable under this Article 8 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Vendor set out in this Agreement if Purchaser had knowledge of such inaccuracy or breach before the Closing.

Section 8.5	Indemnification Procedures

(a)
Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, lawsuit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (each, a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Third-Party Claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been, or may be, sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b) below, pay, compromise, defend such Third-Party Claim and seek indemnification for any, and all, Losses based upon, arising from or relating to such Third-Party Claim. Vendor and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.9) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)
Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to (i) consent to such firm offer and (ii) assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defense under Section 8.5(a) above, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)
Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been, or may be, sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6	Escrow Amount.

Notwithstanding anything to the contrary set forth herein, any Losses with respect to which Purchaser is entitled to indemnification under this Articles 8 (including with respect to breaches of the Fundamental Representations) shall first be satisfied by payment to Purchaser from the Escrow Amount, prior to making any claims against any Vendor.

Section 8.7	Tax Treatment of Indemnification Payments.

Unless otherwise required by Law, all indemnification payments made under this Agreement shall be treated by the parties, for U.S. federal and applicable state or local income Tax purposes, as an adjustment to the Final Purchase Price.

Section 8.8	Exclusive Remedy.

Subject to Sections 9.2 and 10.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8; provided that nothing in this Section 8.8 shall (i) limit, restrict or in any way effect the provisions of Section 9.2 and Purchaser’s right to the Termination Fee in accordance with the provisions of Section 9.2 or (ii) limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.9.

ARTICLE 9
TERMINATION

Section 9.1	Termination.

This Agreement may be terminated at any time before the Closing:

(a)	by the mutual written consent of Vendor and Purchaser;

(b)	by Purchaser via written notice to Vendor if:

(i)
Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Vendor or Parent under this Agreement that would give rise to the failure of any of the conditions specified in Article 7, and such breach, inaccuracy or failure has not been waived and (A) if capable of being cured, has not been cured within ten (10) Business Days after written notice thereof, or (B) cannot be cured by Vendor by March 31, 2020 (the “Outside Date”); or

(ii)
any of the conditions set forth in Section 7.1 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(iii)	if the value of the Net Inventory as of the Closing Time is less than $30,000,000 as determined by the Inventory Audit and Inventory Audit Supplement.

(c)	by Vendor by written notice to Purchaser if:

(i)
Vendor or Parent is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Article 7, and such breach, inaccuracy or failure has not been waived and (i) if capable of being cured, has not been cured within ten (10) Business Days after written notice thereof or (ii) cannot be cured by Purchaser by the Outside Date; or

(ii)
any of the conditions set forth in Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Vendor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing; or

(iii)
if prior to the receipt of the Required Vote, the Board authorizes Parent or Vendor, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.3 hereof, to enter into a definitive agreement (other than a confidentiality agreement) in respect of a Superior Proposal; or

(d)	by Purchaser or Vendor by written notice to the other party if:

(i)	any of the conditions set forth in Section 7.3(b) or Section 7.3(c) fail to be satisfied; or

(ii)
if this Agreement has been submitted to the stockholders of Parent for adoption at a duly convened Parent Stockholders Meeting and the Requisite Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 9.2	Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become terminated and of no further force and effect and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 6.10, this Article 9 and Article 10 hereof;

(b)	that nothing herein shall relieve any party hereto from liability for any intentional or willful breach of any provision hereof;

(c)	no termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement;

(d)
if this Agreement is terminated by Vendor pursuant to Section 9.1(c)(iii) then Vendor must, promptly following such termination (and in any event no later than three (3) Business Days following the execution of a definitive agreement (other than a confidentiality agreement) with respect to a Superior Proposal) pay, or cause to be paid, to Purchaser an amount equal to Three Million, Five Hundred Thousand Dollars ($3,500,000) (which such amount shall be deemed to include all of Purchaser’s costs and expenses incurred with respect to the Transaction) (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser.

The Parties acknowledge that in light of the difficulty of accurately determining actual damages with respect to such a termination, the amount of the Termination Fee constitutes a reasonable estimate of the Losses that will be suffered by Purchaser and its Affiliates by reason of any such termination and constitutes liquidated damages (and not a penalty).

The Parties acknowledge and agree that in no event will Purchaser be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if Vendor fails to promptly pay all or any portion of the Termination Fee, as and when due pursuant to Section 9.2(d) and, in order to obtain such payment, Purchaser commences a Proceeding that results in a judgment against Vendor for the payment of all or such portion of the Termination Fee, Vendor shall reimburse Purchaser for its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

Purchaser’s receipt of the Termination Fee (including Purchaser’s right to enforce with respect thereto and receive the Termination Fee) (collectively, the “Reimbursement Obligations”)) will be the sole and exclusive remedies of Purchaser against (A) Vendor and (B) the former, current and future holders of any equity, controlling persons, Affiliates, Representatives, directors, members, managers, general or limited partners, stockholders and assignees of Vendor and its Affiliates (collectively, the “Vendor Related Parties”), and upon payment of the Reimbursement Obligations, none of the Vendor Related Parties will have any further liability or obligation to Purchaser relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and Purchaser may be entitled to remedies with respect to, the Confidentiality Agreement).

For the avoidance of doubt, Purchaser may pursue a grant of specific performance in accordance with, and subject to the limitations set forth in, Section 10.9 only prior to a valid termination of this Agreement pursuant to Section 9.1 and Purchaser may pursue the payment of the Termination Fee under Section 9.2(d) only after a valid termination of this Agreement pursuant to Section 9.1(c)(iii).  Under no circumstances shall Purchaser be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.9 that results in a consummation of the Closing and payment of the Termination Fee.

ARTICLE 10
MISCELLANEOUS

Section 10.1	Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees, charges and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the costs of the Inventory Audit, up to a maximum of $300,000, shall be paid fifty percent (50%) by Vendor and fifty percent (50%) by the Purchaser.  Notwithstanding the foregoing, to the extent that the costs that the Inventory Audit exceeds $300,000, all costs of the Inventory Audit in excess of $300,000 shall be paid solely by Vendor.

Section 10.2	Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Vendor:
Record Town, Inc./Trans World NY, LLC/Record Town USA LLC/Record Town Utah LLC/Trans World FL LLC
c/o Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Facsimile:  518-862-9747
Email:  esapienza@twec.com
Attention:  Ed Sapienza

with a copy to (which shall not constitute notice):	Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005-1702 Facsimile: 212.378.2545 Email: kpetillo-decossard@cahill.com Attention: Kimberly C. Petillo-Décossard

If to Parent:	Trans World Entertainment Corporation 38 Corporate Circle Albany, New York 12203 Facsimile: 518-862-9747 Email: esapienza@twec.com Attention: Ed Sapienza

with a copy to (which shall not constitute notice):	Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005-1702 Facsimile: 212.378.2545 Email: kpetillo-decossard@cahill.com Attention: Kimberly C. Petillo-Décossard

If to Purchaser and/or Sunrise:	c/o Sunrise Records 1430 Cormorant Road Ancaster, Ontario L9G 4V5 Email: jesse@sunriserecords.com Attention: Jesse Gardner

with a copy to (which shall not constitute notice):	Aird & Berlis LLP Brookfield Place, 181 Bay Street, Suite 1800 Toronto, Ontario, Canada M5J J29 Facsimile: 416.863.1515 Email: tgioia@airdberlis.com Attention: Tony Gioia

Section 10.3	Interpretation.

For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof,” “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5	Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.6	Entire Agreement.

This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, Annexes and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8	No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall, confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9	Remedies Cumulative; Specific Performance.

Except as set forth in Section 8.8 and Section 9.2(d), the rights and remedies of the parties hereto shall be cumulative (and not alternative).  Except as set forth in Section 8.8 and Section 9.2(d), each party agrees that:  (a) any remedy at law, for any breach of any covenant, obligation or other provision set forth in this Agreement shall be inadequate; (b) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement (including the covenants set forth in Section 6), such party shall be entitled (in addition to any other remedy that may be available to it) to seek:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach without the necessity of providing actual damages; and (c) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.  Accordingly, on its own behalf and on behalf of each of its Affiliates, each party hereby expressly waives all rights to raise the adequacy of the other party’s remedies at law as a defense if the other party seeks to enforce by injunction or other equitable relief the due and proper performance and observance of any covenant, obligation or other provision set forth in this Agreement.

Section 10.10	Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided, however, that following the receipt of the Required Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the shareholders of Parent or Vendor without such approval. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11	Governing Law; Forum Selection.

(a)	This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)
Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware.  Each party to this Agreement:

(i)
expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Proceeding;

(ii)	agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum;

(iii)
agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(iv)	waives any right to trial by jury in any proceeding regarding this Agreement, the Transaction Documents or any provision hereof or thereof.

(c)
Vendor agrees that if any Proceeding is commenced against the Purchaser by any Person in or before any court or other tribunal anywhere in the world, then the Purchaser may proceed against Vendor in or before such court or other tribunal with respect to any indemnification claim or other claim arising from or relating to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

Section 10.12	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13	Parent Guaranty.

(a)
To induce Purchaser to enter into this Agreement, Parent (in such capacity, the “Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to Purchaser the due and punctual performance and discharge of Vendor’s obligations under this Agreement, to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by Vendor (which includes, without limitation, Vendor’s obligation to pay the Termination Fee, if and when applicable) (the “Guaranteed Obligations”).

If any Vendor fails to discharge its Guaranteed Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any such Guaranteed Obligations or operated as a discharge thereof), Purchaser may at any time and from time to time, at Purchaser’s option, and so long as any Vendor has failed to perform any of its Guaranteed Obligations, take any and all actions available hereunder or under Law to enforce the Guarantor’s obligations hereunder in respect of such Guaranteed Obligations.

In furtherance of the foregoing, the Guarantor acknowledges that Purchaser may, in its sole and absolute discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations, regardless of whether action is brought against the Vendor or whether the Vendor is joined in any such action or actions.  The Guarantor acknowledges and agrees that in addition to any rights of Purchaser set forth in this Section 10.13, with respect to the Vendor, Purchaser shall have the rights and remedies specified in this Agreement.

The Guarantor’s liability with respect to the Guaranteed Obligations is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from this Agreement.  Without limiting the foregoing, Purchaser shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Vendor becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Purchaser to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment under this Section 10.13 is rescinded or must otherwise be returned for any reason (other than in each case to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by the Vendor), the Guarantor shall remain liable hereunder as if such payment had not been made.  This guarantee is an unconditional and continuing guarantee of payment when due and not merely of collection, and Purchaser shall not be required to proceed against the Vendor first before proceeding against the Guarantor hereunder.  This guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its respective successors and assigns until all amounts payable by the Guarantor under this guarantee with respect to the Guaranteed Obligations have been indefeasibly paid in full.

(b)	Guarantor hereby represents and warrants that:

(i)
The execution, delivery and performance of this Agreement by the Guarantor and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement;

(ii)
This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in an Action at Law or equity; and

(iii)
Guarantor is not subject to or obligated under any Law, or any agreement, instrument, license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated by Guarantor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except any such breach or violation that would not impair Guarantor’s ability to comply with its obligations hereunder.

Section 10.14	Sunrise Guaranty

(a)
To induce Vendor to enter into this Agreement, Sunrise (in such capacity, the “Purchaser Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to Vendor the due and punctual performance and discharge of Purchaser’s obligations under this Agreement from the date hereof until the later of (x) the date payment of the amounts, if any, required to be paid by Purchaser pursuant to Section 2.5(b) are paid to Vendor and (y) the date payment of the amounts, if any, required to be paid by Purchaser pursuant to Section 2.6 are paid to Vendor, to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by Purchaser (the “Guaranteed Purchaser Obligations”).

If Purchaser fails to discharge its Guaranteed Purchaser Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any such Guaranteed Purchaser Obligations or operated as a discharge thereof), Vendor may at any time and from time to time, at Vendor’s option, and so long as any Purchaser has failed to perform any of its Guaranteed Purchaser Obligations, take any and all actions available hereunder or under Law to enforce the Purchaser Guarantor’s obligations hereunder in respect of such Guaranteed Purchaser Obligations.

In furtherance of the foregoing, the Purchaser Guarantor acknowledges that Vendor may, in its sole and absolute discretion, bring and prosecute a separate action or actions against the Purchaser Guarantor for the full amount of the Purchaser Guarantor’s liabilities hereunder in respect of the Guaranteed Purchaser Obligations, regardless of whether action is brought against the Purchaser or whether the Purchaser is joined in any such action or actions.  The Purchaser Guarantor acknowledges and agrees that in addition to any rights of Vendor set forth in this Section 10.14, with respect to the Purchaser, Vendor shall have the rights and remedies specified in this Agreement.

The Purchaser Guarantor’s liability with respect to the Guaranteed Purchaser Obligations is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from this Agreement.  Without limiting the foregoing, Vendor shall not be obligated to file any claim relating to the Guaranteed Purchaser Obligations in the event that the Purchaser becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Vendor to so file shall not affect the Purchaser Guarantor’s obligations hereunder.  In the event that any payment under this Section 10.14 is rescinded or must otherwise be returned for any reason (other than in each case to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by the Purchaser), the Purchaser Guarantor shall remain liable hereunder as if such payment had not been made.  This guarantee is an unconditional and continuing guarantee of payment when due and not merely of collection, and Vendor shall not be required to proceed against the Purchaser first before proceeding against the Purchaser Guarantor hereunder.  This guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Purchaser Guarantor and its respective successors and assigns until all amounts payable by the Purchaser Guarantor under this guarantee with respect to the Guaranteed Purchaser Obligations have been indefeasibly paid in full.

(b)	Purchaser Guarantor hereby represents and warrants that:

(i)
The execution, delivery and performance of this Agreement by the Purchaser Guarantor and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement;

(ii)
This Agreement has been duly executed and delivered by Purchaser Guarantor and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Purchaser Guarantor, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in an Action at Law or equity; and

(iii)
Purchaser Guarantor is not subject to or obligated under any Law, or any agreement, instrument, license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated by Purchaser Guarantor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except any such breach or violation that would not impair Purchaser Guarantor’s ability to comply with its obligations hereunder.

Section 10.15	Bulk Sales.

Except as set forth in this Agreement, each party hereto agrees to waive compliance by the other with any applicable bulk sales Laws in connection with the Transaction (including any such Laws relating to Taxes).

Section 10.16	Disclosure Schedules.

The disclosure of any matter in the Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent. The disclosure of any matter in the Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Vendor not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the representations and warranties of Vendor in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact that such amount, item or matter has been set forth in any Disclosure Schedule in any dispute or controversy between the parties as to whether any amount, item or matter not described herein or included in any Disclosure Schedule is or is not material or is or is not in the Ordinary Course, in each case for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RECORD TOWN, INC.

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD NEW YORK LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

RECORD TOWN USA LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

RECORD TOWN UTAH LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD FL LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD ENTERTAINMENT CORPORATION (Solely with respect to Sections 6.3, 6.13, 6.14 and 10.13)

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

2428392 INC.

Per:	/s/ Doug Putnam
Name: Doug Putnam
Title: President

2428391 ONTARIO INC. o/a SUNRISE RECORDS (Solely with respect to Section 10.14)

Per:	/s/ Doug Putnam
Name: Doug Putnam
Title: President